Exhibit 21

Subsidiaries of the Company

Subsidiaries	Percentage Owned	Jurisdiction of Incorporation

Sun National Bank	100%	United States

Sun Capital Trust V	100%	Delaware

Sun Capital Trust VI	100%	Delaware

Sun Statutory Trust VII	100%	Connecticut

Sun Capital Trust VII	100%	Delaware

Sun Capital Trust VIII	100%	Delaware

Sun Financial Services, L.L.C. (1)	100%	New Jersey

2020 Properties, L.L.C. (1)	100%	New Jersey

Sun Home Loans, Inc. (1)	100%	New Jersey

(1) Wholly-owned subsidiary of Sun National Bank.